Exhibit 10.11

FOURTH AMENDMENT TO M.D.C. HOLDINGS, INC.

2001 EQUITY INCENTIVE PLAN

M.D.C. HOLDINGS, INC., a Delaware corporation (the “Company”) has established the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan, effective March 26, 2001 (the “Plan”). This Amendment to the Plan is made effective as of October 4, 2005 (“Effective Date”).

RECITALS

A. Article XVI of the Plan permits the Company’s Compensation Committee to amend or modifiy the Plan at any time subject to stockholder approval, if required.

B. Although no Awards granted under the Plan provide for nonqualified deferred compensation, future Awards granted under the Plan could provide for nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company desires to amend the Plan to prevent that possibility.

C. The Treasury Department and the Internal Revenue Service have issued final regulations under Section 409A of the Code, which provide, in part, that plan documents must be brought into compliance with Section 409A of the Code by December 31, 2008.

D. The Company desires to amend the Plan to comply with Section 409A of the Code.

AMENDMENTS

1.	A new Article XXI is hereby added to the Plan to read in its entirety as follows:

ARTICLE XXI

Section 409A

21.1 Time and Form of Payment. Notwithstanding anything contained in the Plan or in an Award to the contrary, the time and form of payment of an Award that is subject to the limitations imposed by Section 409A of the Code, shall be set forth in the applicable Award on or before the time at which the Participant obtains a legally binding right to the Award (or such other time permitted under Section 409A of the Code) and such time and form of payment shall comply with the requirements of Section 409A of the Code.

21.2 Delay in Payment. Notwithstanding anything contained in the Plan or an Award to the contrary, if the Participant is deemed by the Company at the time of the Participant’s “separation from service” with the Company to be a “specified employee” as determined under Section 409A of the Code, any nonqualified deferred compensation to which the Participant is entitled pursuant to an Award under the Plan in connection with a separation from service shall not be paid or commence to be paid until the date which is the first business day following the six month period after the Participant’s separation from service (or if earlier, the Participant’s death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Participant under Section 409A of the Code. Any compensation which would have otherwise been paid during the delay period (whether in a lump sum or in installments) in the absence of this Article XXI shall be paid to the Participant or his/her Beneficiary in a lump sum payment on the first business day following the expiration of the delay period.

21.3 Key Definitions. For purposes of this Plan, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and the Treasury regulations promulgated thereunder.

21.4 Amendments. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted under the Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the terms of an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to assume any increased economic burden. No action so taken by the Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a Participant’s rights with respect to an Award or to require the consent of such Participant. The Committee reserves the right to make additional changes to the Plan and Awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

2.	Section 7.2(b) of the Plan is amended in its entirety as follows:

(b) Price. The price at which each share of Stock covered by an Option may be purchased shall be determined in each case by the Committee and set forth in the Option Certificate, but, in no event shall the price be less than (i) 100 percent of the Fair Market Value of the Stock on the date the Option is granted or (ii) the closing price of a Share, on the principal stock exchange on which Shares are then trading, on the date the Option is granted.

3.	Section 10.2 shall have the following sentence added to it: The exercise price for a Stock Appreciation Right may never be less than the Fair Market Value of the Stock on the date the Stock Appreciation Right is granted.

This Amendment, having been approved by the Company’s Compensation Committee, has been executed on the date set forth below, to be effective as of the Effective Date set forth above.

M.D.C. HOLDINGS, INC.

By:	/s/ Christopher M. Anderson
Christopher M. Anderson
Its:	Sr. Vice President & CFO
Date:	December 31, 2008

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